Exhibit 21.1

Subsidiaries of Ecology and Environment Inc. (the “Company”) as of July 31, 2018

		Percentage of Subsidiary Capital Stock Owned by the Company

1.	Ecology & Environment Engineering, Inc. (a Colorado corporation)	100%

2.	Gestión Ambiental Consultores S.A. (a corporation formed under the laws of Chile)	55.1%

3.	ecology and environment do brasil Ltda. (a limited liability partnership formed under the laws of Brazil)	72%

4.	Walsh Environmental, LLC (a limited liability company formed under the laws of Colorado)	100%

5.	Gustavson Associates, LLC (a limited liability company formed under the laws of Colorado)	83.6% (a)

6.	Lowham-Walsh Engineering & Environment Services, LLC (a limited liability company formed under the laws of Wyoming)	100% (a)(b)

7.	Walsh Peru, S.A. Ingenieros y Cientificos Consultores (a corporation formed under the laws of Peru)	74.78% (a)

8.	Servicios Ambientales Walsh, S.A. (a corporation formed under the laws of Ecuador)	51% (a)(c)

9.	Tianjin Green Engineering Company (a limited liability company formed under the laws of the People's Republic of China)	50%

10.	Consortium of International Consultants, LLC (a limited liability company formed under the laws of Delaware)	98%

11.	E & E Consulting, Inc. (formed under the laws of British Columbia, Canada)	100%

12.	Ecology and Environment de Mexico, S.A. de C.V. (a corporation formed under the laws of Mexico)	99.998%

13.	Ecology & Environment of Saudi Arabia Co. Ltd. (a limited liability company formed under the laws of Saudi Arabia)	66 2/3%

(a)	Listed percentage owned by Walsh Environmental, LLC. (“Walsh”)
(b)	Walsh discontinued operations of Lowham-Walsh Engineering & Environment Services, LLC effective in April 2018.
(c)	Walsh sold its investment in Servicios Ambientales Walsh, S.A. effective February 1, 2019.